Exhibit 99.1

Investor Relations:
Gina DeBoutez or Erica Abrams
The Blueshirt Group for Oplink
415. 217.7722
gina@blueshirtgroup.com
erica@blueshirtgroup.com

Oplink Reports Financial Results for First Quarter of Fiscal 2008

Fremont, Calif., — November 1, 2007 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading provider of photonic components, intelligent modules, and subsystem solutions, today reported financial results for its first quarter of fiscal 2008, ended September 30, 2007.

As of September 30, 2007, Oplink owned approximately 58% of the outstanding common stock of Optical Communication Products, Inc. (“OCP”). As a result, Oplink’s financial results this quarter include the results of OCP, net of the 42% minority interest. On October 31, 2007, Oplink announced that it had acquired the remaining 42% of OCP common stock by means of a merger between OCP and a wholly-owned subsidiary of Oplink. As a result of the merger, OCP became a wholly-owned subsidiary of Oplink.

For the first quarter of fiscal 2008, Oplink reported consolidated revenues of $49.2 million, an increase of 32% from the fourth quarter of fiscal 2007 (which included OCP revenue contribution for approximately one month) and 149% over the first quarter of fiscal 2007 (which had no revenue contribution from OCP). Consolidated net income for the first quarter of fiscal 2008, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), was $1.3 million, or $0.06 per diluted share. This compares to GAAP net income of $3.0 million, or $0.13 per diluted share, reported in the fourth quarter of fiscal 2007 and GAAP net income of $2.8 million, or $0.12 per diluted share, reported in the first quarter of fiscal 2007.

Consolidated non-GAAP net income for the first quarter of fiscal 2008, which excludes approximately $1.7 million in stock-based compensation expense, $1.5 million in expenses incurred by OCP relating to Oplink’s acquisition of OCP and $755,000 in transitional costs for contract manufacturing, net of a $1.2 million adjustment to reflect the 42% minority interest related to OCP’s portion of these items, was $4.2 million, or $0.18 per diluted share. This compares to consolidated non-GAAP net income of $5.4 million, or $0.23 per diluted share, reported in the fourth quarter of fiscal 2007, which excludes approximately $1.5 million in stock-based compensation expense, $1.5 million in expenses incurred by OCP relating to Oplink’s acquisition of OCP and $216,000 in transitional costs for contract manufacturing, net of an $807,000 adjustment to reflect the 42% minority interest related to OCP’s portion of these items. This also compares to non-GAAP net income of $3.8 million, or $0.17 per diluted share, reported in the first quarter of fiscal 2007, which excludes $1.1 million in stock-based compensation expense.

The Company closed the quarter with cash, cash equivalents and investments of $236.8 million. Approximately $80 million of this amount will be paid to former OCP stockholders as payment for the remaining 42% interest of OCP that Oplink acquired on October 31, 2007. During the month of October, Oplink repurchased common stock at an aggregate cost of $21.6 million, as part of its share repurchase program announced in August 2007.

“We are very pleased with our results for the first quarter,” commented Joe Liu, president and CEO of Oplink. “We look forward to integrating OCP with Oplink and being able to provide our combined customer base a broader portfolio of product offerings.”

Business Outlook

For the quarter ending December 31, 2007, the Company expects to report consolidated revenues of between $46 and $50 million and a consolidated net loss per share of approximately $0.25 to $0.50 on a GAAP basis. On a non-GAAP basis, excluding merger fees incurred by OCP related to Oplink’s acquisition of OCP, stock-based compensation expense, charges related to Oplink’s acquisition and integration of OCP, and other non-recurring charges, the Company expects consolidated earnings per diluted share for the quarter ending December 31, 2007 of approximately $0.04 to $0.08. The foregoing expected results include consolidation of Oplink’s ownership interest in OCP of approximately 58% for one month and Oplink’s 100% ownership interest for two months of the quarter ending December 31, 2007.

Conference Call Information

The Company will host a conference call and live webcast at 2:30 p.m. Pacific Time on November 1, 2007. To access the conference call, dial 866.250.3615 or 303.262.2138 (outside the U.S. and Canada). The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:30 p.m. Pacific Time on November 1, 2007 through November 8, 2007, by dialing 800.405.2236 or 303.590.3000 (outside the U.S. and Canada) and entering pass code 11099798.

Non-GAAP Financial Measures

In this earnings release and during the earnings conference call and webcast as described above, Oplink will discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Oplink believes that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California and has a research facility in Wuhan, China. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers located around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. Oplink also owns 100% of Optical Communication Products, Inc., a company located in Woodland Hills, California that designs and manufactures fiber-optic communication components and subsystems. To learn more about Oplink, visit its web site at www.oplink.com.

Cautionary Statement

This news release contains forward-looking statements, including without limitation the guidance given for anticipated results for the second quarter of fiscal 2008, that involve risks and uncertainties that may cause results to differ substantially from expectations. These risks include, but are not limited to, the risk that Oplink will not realize the synergies or cost reductions it hopes to achieve after the OCP acquisition, the risk that the OCP acquisition will not be well received by customers, employees, investors or other constituents, the potential for a downturn in the telecommunications industry or the overall economy in the United States and other parts of the world, possible reductions in customer orders, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply or demand conditions in the industry, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	June 30,
	2007	2007
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$119,453	$111,600
Short-term investments	51,171	73,300
Accounts receivable, net	36,057	34,795
Inventories	36,839	35,427
Net assets held for sale	22,200	22,200
Prepaid expenses and other current assets	6,647	6,412

Total current assets	272,367	283,734

Long-term investments	66,219	42,978
Property, plant and equipment, net	28,202	28,907
Goodwill and intangible assets, net	6,881	7,421
Other assets	752	5,349

Total assets	$374,421	$368,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,248	$14,604
Accrued liabilities and other current liabilities	16,201	13,820
Accrued transitional costs for contract manufacturing	1,178	1,234

Total current liabilities	35,627	29,658

Non-current liabilities	208	207

Total liabilities	35,835	29,865

Minority interest	66,265	68,749

Stockholders’ equity	272,321	269,775

Total liabilities and stockholders’ equity	$374,421	$368,389

(1) The June 30, 2007 condensed consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
	(unaudited)	(unaudited)	(unaudited)

Revenues	$49,151	$37,212	$19,714

Cost of revenues:
Cost of revenues	37,069	28,085	13,491
Merger fees	125	—	—
Stock compensation expense	129	106	65

Total cost of revenues	37,323	28,191	13,556

Gross profit	11,828	9,021	6,158

Operating expenses:
Research and development	4,432	2,432	1,571
Sales and marketing	2,880	1,941	1,382
General and administrative	4,404	2,367	1,499
Transitional costs for contract manufacturing and other costs	755	216	—
Merger fees	1,421	1,451	—
Stock compensation expense	1,617	1,430	1,009
Amortization of intangible and other assets	266	117	35

Total operating expenses	15,775	9,954	5,496

(Loss) income from operations	(3,947)	(933)	662
Interest and other income, net	3,059	2,678	2,161
(Loss) gain on sale/disposal of assets	(37)	(10)	2

(Loss) income before minority interest and provision for income taxes	(925)	1,735	2,825
Minority interest in loss of consolidation subsidiaries	2,484	1,390	12
Provision for income taxes	(234)	(116)	(82)

Net income	$1,325	$3,009	$2,755

Net income per share:
Basic	$0.06	$0.13	$0.13

Diluted	$0.06	$0.13	$0.12

Shares used in per share calculation:
Basic	23,182	22,524	21,557

Diluted	23,792	23,252	22,552

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

	Three Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2006

Net income, GAAP	$1,325	$3,009	$2,755
Adjustments to measure non-GAAP:
Transitional costs for contract manufacturing and other costs	755	216	—
Merger fees	1,546	1,451	—
Stock compensation expense	1,746	1,536	1,074
Minority interest in loss of consolidated subsidiaries	(1,161)	(807)	—

Non-GAAP net income	$4,211	$5,405	$3,829

Net income per share, non-GAAP:
Basic	$0.18	$0.24	$0.18

Diluted	$0.18	$0.23	$0.17

Shares used in per share calculation:
Basic	23,182	22,524	21,557

Diluted	23,792	23,252	22,552

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	September 30	September 30
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$1,325	$2,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,435	1,266
Stock compensation expense	1,746	1,074
Transitional costs for contract manufacturing and other costs	755	—
Minority interest in loss of consolidated subsidiaries	(2,484)	(12)
Other	75	79
Change in assets and liabilities	1,965	(3,159)

Net cash provided by operating activities	5,817	2,003

Cash flows from investing activities:
Net (purchases) sales of investments	(982)	2,636
Net purchases of property and equipment	(1,071)	(303)
Net sales of equity investments	4,600	—
Acquisition of businesses, net of cash acquired	(699)	—

Net cash provided by investing activities	1,848	2,333

Cash flows from financing activities:
Proceeds from issuance of common stock	218	1,606

Net cash provided by financing activities	218	1,606

Effect of exchange rate changes on cash and cash equivalents	(30)	—

Net increase in cash and cash equivalents	7,853	5,942

Cash and cash equivalents, beginning of period	111,600	7,856

Cash and cash equivalents, end of period	$119,453	$13,798